Exhibit 10.5

                                   SC CAPITAL
                                  PARTNERS, LLC

                                1992 N. Kolb Road
                                Tucson, AZ 85715
                                  520-290-5052

February 24, 2008


MedPro, Inc.
Attn: Craig Turner, Chief Executive Officer
817 Winchester Road, Suite 200
Lexington, KY 40505
Re: Financial Advisory Agreement

Dear Craig,

This letter will confirm the understanding and agreement ("Financial Advisory Agreement" or "Agreement") between SC Capital Partners, LLC, ("SCCP") a California limited liability company and MedPro, Inc. ("MedPro" or the "Company") a Nevada Corporation. Each hereinafter is referred to individually as a "Party" and both are referred to collectively as the "Parties." The Company hereby engages SCCP to act as a non-exclusive financial advisor to the Company and SCCP agrees to provide financial advisory services ("Services") as requested by the Company from time to time during the term of the Engagement.

1. Scope of Services. The Services, either collectively or individually ("Services"), to be provided by SCCP will include:

      (a.) Advisory Services. SCCP will provide advice and assistance in connection with the following:

            (i) Representation in the Equity Financing. SCCP will work with the Company as to the timing, feasibility, pricing, and structure of the financing of the company.

            (ii) Strategic planning. SCCP will collaborate with the Company to create a strategic plan that shall include:

                  o     Updated March 20, 2007 Confidential Company Memorandum.

                  o     A review of alternative business strategies.

                  o Assistance with the execution of the selected strategic direction of the Company.

            (iii) Support the Company's shareholder liquidity building  efforts.
                  Assist Vision with programs to improve stock liquidity such as coordination of research reports, investor conferences, road shows, investor relations, and other activities.

      (b.) Finder Services. SCCP will assist with future equity or debt financings including. but not limited to, the warrant conversions associated with the Convertible Preferred Transaction or other financing transactions undertaken by the Company.

      (c.) Merger and Acquisition Services. SCCP will provide the Company with merger and acquisition advice to include: (i) assist in the identification of businesses, assets or technologies; (ii) assist in financial modeling: (iii) assist with the form and structure of the Transaction; (iv) conduct discussions and negotiations; and (v) provide other related advice and assistance as the Company may reasonably request in connection with a Transaction.

      (d.) Strategic Alliances Services. SCCP shall provide the Company with potential strategic alliances. These services may include: (i) assist in the identification of businesses, assets or technologies;
            (ii) assist in the evaluation of third parties; (iii) assist with structure of the Strategic Alliance; (iv) conduct discussions and negotiations with a Strategic Alliance; and (v) provide other related advice and assistance to the Company.

2. Term. SCCP's initial engagement herein shall commence upon signing and is expected to be completed no later than six (6) months from signing date ("Minimum Term"). It shall continue thereafter on a month-to-month basis unless terminated in writing with 30 days notice by SCCP or the Company.

3. Termination. Subject to clause 2, either party may terminate this Agreement for any reason upon giving thirty (30) days prior written notice to the other. It is understood that upon termination, this Engagement shall have no further force or effect, except that any termination of SCCP's engagement hereunder for any reason shall not affect the Company's obligation to pay SCCP fees for which a definitive agreement specifically identified by the Advisor has been signed within 24 months after such dates specified and to reimburse expenses as set forth herein and therein.

4. Compensation. The Company agrees to pay SCCP as compensation for its services under this Engagement the following fees:

      (a.)  Advisory Fees:

            i. A Consulting fee of $15,000 per month for the length of the term. The first payment of $15,000 is due upon signing the Agreement and is, thereafter, payable every 30 days.

            ii. Equity Financing. The Company and SCCP entered into an agreement regarding future compensation arrangements related to the exercise of Warrants associated with the Convertible Preferred Stock investment by Vision Opportunity Fund and other investors (the "Convertible Preferred

                  Transaction"). At the Closing of equity Financing Transaction completed by other investors not covered under that Convertible Preferred Transaction, the Company will provide the following compensation.


                        (a.) Fees. Pay SCCP a consulting fee equal to 8% of the principal cash amount of all Company's securities and institutional PIPE and secondary financings introduced by SCCP.

                        (b.) Warrants. The Company will provide SCCP or to its designees, warrants to purchase a number of Shares or Units equal to 8% of the number of Shares or Units sold under the equity financing. Each warrant shall be identical in all respects to those publicly or privately offered by the Company and exercisable on the same terms.

            iii. Debt Financing. The Company shall pay SCCP a consulting fee equal to 3% on any gross proceeds received by the Company in connection with a Debt Financing. In the case of a committed Debt facility the placement fee will be calculated on the gross available amount committed to the Company.

      (b.)  Merger and Acquisition  Services Fees:
            In connection with any Merger and Acquisition Transaction during the term of this Agreement other than "Unilife," SCCP shall be paid a Merger and Acquisition Transaction fee equal to 2.5% on the first $20 million and 2.0% for any amount over $20 million based upon the total Transaction Consideration as defined below:

            For purpose of this Agreement, "Transaction Consideration" means the aggregate value, whether in cash, securities, assumption (or purchase subject to) of debt or liabilities (including, without limitation, indebtedness for borrowed money, pension liabilities or guarantees) or other property, obligations or services, paid or payable directly or indirectly (in escrow or otherwise) or otherwise assumed in connection with a Merger and Acquisition Transaction, or the net present value of the estimated benefits to the Company of any joint venture, licensing or marketing agreement.

      (c.) Strategic Alliances. A consulting fee equal to 8% of the equivalent value of any strategic alliance or other business realignment resulting from the SCCP Financial Advisory Engagement not otherwise considered in this agreement. The equivalent value shall be mutually defined and paid in cash or in the form of payment of the particular transaction.

5. Expenses. The Company agrees to reimburse SCCP for all reasonable out-of-pocket expenses, up to and including $1,000 per instance without pre-approval and over $1,000 preapproved in writing by the Company, incurred by SCCP in connection with performance of the services discussed herein, including but not limited to printing, copying, office supplies, and travel related expenses.

6. Company Representations. The Company represents and warrants that it has all requisite corporate power and authority to execute and perform this agreement; that it constitutes a valid and binding obligation of the Company; and the execution and performance of this agreement will not violate any provision of the Company's charter or bylaws or any agreement or other instrument to which the Company is a party or by which it is bound.

7. SCCP Representations. SCCP represents and warrants that it is not registered as a brokerdealer pursuant to the Exchange Act; and is not a member of the NASD, and is not presently, and does not intend upon, making any offer of Securities on behalf of Company. SCCP shall only provide financial advisory services and act as a Finder in all instances related to the provision of Services herein.

8. Confidentiality. Subject to the exclusions set forth below, all information exchanged between the Parties under this Agreement or during the negotiations preceding this Agreement is confidential. Neither party shall disclose to any third party (other than assigns specific to this agreement) the other Party's confidential information; unless required by law or needed by a Party to assert claims or defend against claims made against the Party. Each Party shall use reasonable efforts to minimize such disclosure, and shall use reasonable efforts to obtain assurance that the recipient shall treat the information as confidential. In addition, either Party may disclose any such information that becomes generally available to the public, provided it is not the result of disclosure in violation of the Section. Upon termination of this Agreement. the receiving Party shall return all confidential information of the disclosing Party or destroy any material and shall confirm in writing such destruction. Notwithstanding the forgoing, the Company may disclose this Agreement and its terms to any potential investor in, or Purchaser of, the Company and their respective representatives.

9. Indemnification. The Company agrees to indemnify and hold harmless SCCP and its officers, directors, agents, employees and legal representatives controlling SCCP or any of its affiliates within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended and its respective successors, assigns, executors and personal representatives ("Indemnified Person(s)"). The Company will hold each Indemnified Person harmless from and against any and all losses, claims, damages, and liabilities caused by, related to or arising out of, directly or indirectly, the engagement referred to in the Agreement, whether under any statute, under common law, or otherwise. The Company will also reimburse SCCP and any other Indemnified Person for all reasonable expenses (including reasonable fees and disbursements of legal counsel), in connection with investigating or defending any such action. However, the Company will not be liable under this paragraph to the extent that any loss, claim, damage, liability or expense is found in final judgment by a court of competent jurisdiction from which no appeal can be or is taken to have resulted from the gross negligence, willful misconduct or bad faith of SCCP.

If for any reason the foregoing indemnification is unavailable or insufficient to any Indemnified Person, then the Company will contribute the pro-rata dollar amount in such proportion as is appropriate to reflect the relative benefits received, the relative fault assigned, or any other relevant equitable considerations by the Company and SCCP. However, in no event will the aggregate contribution by SCCP and other Indemnified Persons hereunder exceed the amount of fees actually received by them pursuant to the Agreement.

If notice of any such action is received by an Indemnified Person in respect, the Indemnified Person shall notify the Company in writing of the commencement thereof. However, the omission to so notify the Company will not relieve the Company from any liability to such Indemnified Person hereunder, except to the extent that such failure will have actually prejudiced the defense of such action, SCCP will have the right to retain counsel of its own choice to represent SCCP and all other Indemnified. Such counsel will cooperate with the Company and any counsel designated by the Company will pay the reasonable fees and expenses of such counsel retained by SCCP. The Company will not be liable hereunder for any settlement made by SCCP or any other Indemnified Person without the Company's prior written consent, which will not be unreasonably withheld.

These indemnifications, contribution and expense reimbursement provisions are in addition to, and not in lieu of, any other obligation or liability, which the Company might otherwise have to SCCP or any other Indemnified Person. Neither termination nor completion of the engagement of SCCP referred to in the Agreement will affect the provisions of this agreement, which will remain operative and in full force. This agreement may not be amended orally.

10. Survivability. This Agreement and any rights, duties or obligations hereunder may not be waived, amended, modified or assigned, in any way, in whole or in part, including by operation of law, without the prior written consent of, and shall inure to the benefit of and be binding upon the successors, assigns and personal representatives of, each of the parties hereto. In case any provision of this Engagement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this letter agreement shall not in any way be affected or impaired thereby.

11. Miscellaneous.

      a) Unless subject to a separate Selling Agreement in their performance hereunder, the Parties are acting as independent contractors, and nothing contained herein shall be construed to create a partnership, joint venture or other agency relationship between the Parties. Neither Party shall make any communication to any person indicating that such Party has the right to act on behalf of, bind or make promises or representatives for the other Party for any reason.
      b) This Agreement and any attached exhibits set forth the entire understanding and agreement of the Parties and supersedes all prior and contemporaneous agreements and understandings, both oral and written, related thereto. This Agreement may be executed by facsimile and in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument. Only a written instrument signed by both Parties may modify this Agreement.
      c) Any notice or communication required or contemplated hereunder shall be in writing and shall be delivered by hand, deposited with an overnight courier, sent by confirmed email, sent by facsimile with a sheet demonstrating successful transmission, or mailed by registered or certified mail, return receipt requested, postage prepaid, in each case to the address or number listed below. Such notice shall be deemed given as of the date it is delivered, mailed, emailed, faxed or sent.

      d) This Agreement shall be binding to SCCP, MedPro and their respective successors and assigns. Neither Party may assign this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld.
      e) No delay or omission by either Party to exercise any right or power, under this Agreement shall impair or be construed as a waiver of such right or power. All waivers must be in writing and signed by the Party waiving its right(s). A waiver by either Party of any breach or covenant shall not be construed to be a waiver of any other breach or covenant.
      f) The laws of the State of California shall govern this Agreement, without application of the principles of conflicts of laws.
      g) The parties shall attempt in good faith to resolve any such dispute through good faith negotiation. Any dispute which has not been resolved by negotiation within a 30 day period shall be settled by binding arbitration in Orange County, California, in accordance with the then current rules of the American Arbitration Association, before one (1) independent and impartial arbitrator, mutually designated by both parties. If the parties cannot agree upon such arbitrator, then the American Arbitration Association shall be empowered to designate such arbitrator. The arbitrator's award shall be final and any court having jurisdiction thereof may render judgment thereon. The arbitrator may, subject to any limitations placed on remedies by the terms of this Agreement, grant any relief authorized by law, including but not limited to, equitable relief, declaratory relief, and damages including punitive damages. In the event that any arbitration proceeding or other action is instituted concerning or arising out of this Agreement, the prevailing party shall recover all of such party's out-of-pocket costs and reasonable attorney's fees incurred in each and every such proceeding. If any judicial proceeding is required to enforce an arbitration ruling or to obtain equitable or injunctive relief, the parties hereby consent to the exclusive jurisdiction and venue of Orange County, California or the U.S. District Court for the Southern District of California, whichever is applicable, for any such proceeding.

I am pleased to accept this engagement and look forward to working with the Company. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this letter, which shall thereupon constitute a binding agreement.

Very truly yours,

SC Capital Partners, LLC                                MedPro, Inc


By:  /s/ Scott E. Hutchinson   By: /s/ Warran Rustand   By: /s/ Craig Turner
   -------------------------      -------------------      -------------------
Scott E. Hutchinson            Warran Rustand           Craig Turner
Managing Partner               Managing Partner         Chief Executive Officer
SC Capital Partners            SC Capital Partners      MedPro, Inc.

Date:        3/6/08            Date:   3/11/08          Date:   3/6/08
     -----------------------        ----------------         -----------------

Address for notices:

SC Capital Partners LLC                     MedPro, Inc.
1992 N. Kolb Road                           817 Winchester Road, Suite 200
Tucson, AZ  85715                           Lexington, KY 40505